Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 Telephone 972.233.8242 Fax 972.233.7362

CAPITAL SOUTHWEST CORPORATION DECLARES REGULAR DIVIDEND

DALLAS – April 24, 2015 – The board of directors of Capital Southwest Corporation (NASDAQ: CSWC), a publicly traded business development company, approved on April 22, 2015 the declaration of a cash dividend in the amount of $0.10 per share of common stock.  The dividend is payable on May 29, 2015 to shareholders of record on May 14, 2015.

About Capital Southwest Corporation

Capital Southwest Corporation (Nasdaq:CSWC) is a Dallas-based publicly traded business development company (“BDC”), with approximately $750 million in assets. On December 2, 2014, Capital Southwest announced its intent to separate into two public companies through the spinoff of certain of its control assets into a diversified industrial growth company and the refocusing of the BDC on lending to strong middle market companies. As a result, our new investment activity is focused on senior "unitranche" debt, second lien and subordinated debt, as well as equity co-investments to support the acquisition and growth of middle market companies. Our control companies, slated to be part of the diversified growth company, are actively seeking growth through strategic acquisitions. Since Capital Southwest was formed in 1961, we have always sought to invest in companies with strong management teams and sound financial performance. As a public company, we are fortunate to have the flexibility to be creative in our financing structures and to invest to support the growth of our portfolio companies with a long-term perspective.

Forward-Looking Statements

This press release may contain historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition and results of operations of Capital Southwest Corporation.  Any statements preceded or followed by or that include the words “believe,” “expect,” “intend,” “plan,” “should” or words, phrases or similar expressions or the negative thereof, are intended to identify forward-looking statements. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of CSWC. There are a number of risks and uncertainties that could cause CSWC’s actual results to differ materially from the forward-looking statements included in this communication. These risks and uncertainties include, but are not limited to, risks relating to changes in the markets in which the Company operates and in general economic and business conditions, CSWC's ability to obtain all necessary approvals to complete, and to otherwise complete, the proposed spin-off transaction and to achieve the expected benefits therefrom.

In light of these risks, uncertainties, assumptions, and other factors inherent in forward-looking statements, actual results may differ materially from those discussed in this communication. Other unknown or unpredictable factors could also have a material adverse effect on CSWC’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to CSWC and its business, see CSWC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and subsequent filings with the Securities and Exchange Commission (the “SEC”). As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. CSWC does not assume any obligation to update these forward-looking statements to reflect any new information, subsequent events or circumstances, or otherwise, except as may be required by law.

Contact:	Joseph B. Armes
214-884-3820